Exhibit 99.1

Frazier Life Sciences Acquisition Corp. II Announces Pricing of $75,000,000 Initial Public Offering

Palo Alto, CA, October 13, 2026 – Frazier Life Sciences Acquisition Corp. II (the “Company”), a special purpose acquisition company, announced today that it priced its initial public offering of 7,500,000 Class A ordinary shares at a price of $10.00 per share. The Class A ordinary shares will be listed on The Nasdaq Capital Market and trade under the ticker symbol “FLSC” beginning on October 14, 2026. The offering is expected to close on October 15, 2026, subject to customary closing conditions.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by Frazier Life Sciences Holdings II, LLC, an affiliate of Frazier Life Sciences Management, L.P., and is led by Chief Executive Officer Albert Cha, M.D., Ph.D., Chairman of the Board of Directors Ben Palleiko, and Chief Business Officer Kevin Li, M.D. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to capitalize on the experience and ability of its management team to identify promising opportunities in the biotechnology sector, with the goal of financing a company that can develop important new therapies for patients while creating value for shareholders.

Jefferies is acting as the sole book-running manager for the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com, or by accessing the Securities and Exchange Commission’s (the “SEC”) website, www.sec.gov.

A registration statement relating to these securities has been declared effective by the SEC on October 13, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the expected closing of the proposed initial public offering and the Company’s search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described above, or at all, or that, if completed, the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Kevin Li, M.D.

Chief Business Officer

1001 Page Mill Road,

Building 4, Suite 200B

Palo Alto, CA 93404

Tel.: (650) 325-5156

Email: KL@frazierls.com